Exhibit 99.1

GWG HOLDINGS, Inc. ReportS Results for THE FOURTH Quarter and Full
Year ENDED DECEMBER 31, 2018

MINNEAPOLIS, MN – July 9, 2019 – GWG Holdings, Inc. (Nasdaq: GWGH), a financial services holding company committed to transforming the alternative asset industry through innovative liquidity products and related services for the owners of illiquid alternative investments, today announced its financial and operating results for the fourth quarter and full year ended December 31, 2018.

In 2018 and in the second quarter of 2019 GWGH consummated a series of transactions with The Beneficient Company Group, L.P. and related entities (BEN) which has resulted in a significant reorientation of GWGH’s business and capital allocation strategy, the replacement of the Board of Directors and changes in executive management. BEN provides liquidity to the owners of alternative assets and illiquid investment funds, including mid-to-high net worth individuals, family offices, and small-to-mid-size institutional investors. In addition to its liquidity offerings, BEN plans to offer a variety of services including custody and clearing of alternative assets, fund and trust administration, retirement funds, and insurance services for covering risks attendant to owning or managing alternative assets.

GWGH believes its expanded strategic relationship with BEN will accelerate GWGH’s growth, financial capability and diversification as well as BEN’s efforts to build the most comprehensive and innovative liquidity provider for alternative asset investors.

Recent Corporate Events

•	In the second quarter of 2019, GWGH and BEN completed a significant expansion of their strategic relationship:
o	BEN and certain of its founders acquired all of Jon and Steven Sabes’ interest in GWGH;
o	Jon Sabes resigned as Chairman and CEO of GWGH and was named CEO of GWGH’s insurtech subsidiary, InsurTech Holdings, LLC;
o	Murray T. Holland, a trust advisor to the seller trusts which in the aggregate own approximately 79 percent of GWGH’s outstanding common stock, was named CEO of GWGH;
o	GWGH’s Board was succeeded by 11 new board members designated by BEN, including BEN Chairman and CEO Brad K. Heppner and Thomas O. Hicks and was subsequently increased to 14 members;
o	GWGH intends to facilitate the separation of InsurTech Holdings, LLC to become independent of GWGH on commercially reasonable terms as soon as practicable; and
o	GWGH anticipates funding a total of $20 million in capital to InsurTech Holdings, LLC over the next two years.
o	See the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2019.
•	Announced expansion of the use of proceeds for its L Bond offering to encompass growth in alternative asset exposure primarily through additional investments in BEN; and
•	GWGH’s wholly owned subsidiary GWG Life, LLC entered into a $65 million promissory note with certain liquid trusts, the ultimate proceeds of which will be used to position BEN’s balance sheet, working capital, and liquidity profile.

Financial and Operating Highlights

•	Reported total assets of $1.5 billion representing an 81 percent increase over the prior year-end;
•	Increased total equity by $147 million versus the prior year-end, more than doubling total equity versus December 31, 2017;

•	Ended 2018 with a life insurance portfolio of $2.048 billion in face amount of policy benefits consisting of 1,154 policies;
•	Acquired 318 life insurance policies for a total of $441 million of face amount of benefits during 2018;
•	Realized $71 million of face amount of benefits from 62 life insurance policies in 2018;
•	Adopted a new life insurance portfolio valuation methodology that combines the continued use of independent life expectancy reports and the actual performance of the portfolio resulting in a net pre-tax, non-cash charge of $87 million in the fourth quarter of 2018; and
•	Reported a net loss attributable to common shareholders, excluding non-recurring items, of $49 million or $8.04 per basic and fully diluted share compared to a net loss attributable to common shareholders of $33 million or $5.72 per basic and fully diluted share for the prior year.

“This significant expansion of our strategic relationship with BEN is a milestone – and yet just a first step for GWGH and Beneficient,” said Murray Holland, GWGH’s Chief Executive Officer. “We have brought together two innovative providers of liquidity to owners of alternative assets with complementary capabilities into a publicly traded platform. We will continue working toward our goal of leveraging this platform to meet the vast, growing and underserved market for products and related services targeted to the owners of illiquid alternative investments and secondary transactions in private-equity funds.”

1.	Financial & Operating Highlights

($ Thousands except per share information)	Q4 2018	Q4 2017	FY 2018	FY 2017
Revenue	$(60,184)	$17,681	$(390)	$64,134
Revenue Excl. Non-Recurring Item[1]	26,916		86,710
Expenses	39,528	24,127	119,079	86,864
Per Share Data[2]:
Net Income (Loss)[3]	(15.16)	(2.77)	(22.32)	(5.72)
Excluding Non-Recurring Item[1]	(2.46)		(8.04)
Capital Raised	97,883	85,367	370,203	259,076
Liquidity[4]	141,897	159,430	141,897	159,430
Life Insurance Portfolio[5]	2,047,992	1,676,148	2,047,992	1,676,148
Life Insurance Acquired[5]	107,478	78,582	440,569	378,947
Face Value of Matured Policies	20,991	25,061	71,090	64,719
TTM Benefits / Premiums[6]	135.0%	123.8%	135.0%	123.8%

(1)	Adoption of a new life insurance portfolio valuation methodology (the Longest Life Expectancy method)
(2)	Attributable to common shareholders
(3)	Per basic and fully diluted share outstanding
(4)	Includes cash, restricted cash and policy benefits receivable
(5)	Face amount of policy benefits
(6)	The ratio of policy benefits recognized to premiums paid on a trailing twelve month (TTM) basis

2.	Revenue and Expense Discussion

Fourth Quarter 2018 vs. Fourth Quarter 2017:

•	Total revenue was ($60.2) million in the current period, compared to $17.7 million in the prior period primarily related to:
o	A net charge of $87.1 million resulting from the adoption of a new life insurance portfolio valuation methodology;
o	Higher unrealized gain from policy acquisitions reflecting higher policy acquisition volume – $107.4 million of face value acquired in the current period compared to $78.6 million in the prior period; and
o	Lower gain from policy benefits due to decreased realization of policy benefits – $21.0 million of life insurance policy benefits realized in the current period compared to $25.1 million in the prior period.

•	Total expenses were $39.5 million in the current period, compared to $24.1 million in the prior period primarily related to:
o	Increased interest expense of $9.5 million due to increased debt outstanding and higher interest rates on its senior credit facility partially offset by a lower balance outstanding on this facility during the period;
o	Increased incentive compensation costs including expense related to stock-based compensation;
o	Costs of $2.3 million relating to the YouSurance and Life Epigenetics wholly owned insurtech subsidiaries compared to $0.6 million in the prior period; and
o	Bad debt expense of $4.5 million compared to $0.4 million in the prior period. The increase is related to a specific life insurance policy that we deemed uncollectable during the period.

Full Year 2018 vs. Full Year 2017

•	Total revenue was ($0.4) million in the current period, compared to $64.1 million in the prior period primarily related to:
o	A net charge of $87.1 million resulting from the adoption of a new life insurance portfolio valuation methodology;
o	Higher realization of policy benefits – $71.1 million of life insurance policy benefits realized in the current period compared to $64.7 million in the prior period;
o	Lower charges relating to the fair value impact of updated life expectancy estimates on certain policies in the portfolio: a charge of $4.9 million in the current period compared to a charge of $20.3 million in the prior period; and
o	Lower unrealized gain from policy acquisitions due to lower purchase yields in the broker and tertiary markets partially offset by a higher amount of policy purchases.

•	Total expenses were $119.1 million in the current period, compared to $86.9 million in the prior period primarily related to:
o	Increased interest expense of $25.7 million due to increased debt outstanding and higher interest rates on its senior credit facility partially offset by a lower balance outstanding on this facility during the period;
o	Higher employee compensation and benefits expenses;
o	Increased technology costs relating to systems development and cybersecurity initiatives;
o	Costs of $4.2 million relating to YouSurance and Life Epigenetics wholly owned insurtech subsidiaries in the current period compared to $1.6 million in the prior period; and
o	Higher bad debt expense related to a specific life insurance policy that we deemed uncollectable during the period.

3.	Life Insurance Portfolio Statistics

Portfolio Summary:

Total life insurance portfolio face value of policy benefits	$2,047,992,000
Average face value per policy	$1,775,000
Average face value per insured life	$1,984,000
Average age of insured (yrs.)	82.1
Average life expectancy estimate (yrs.)	7.8
Total number of policies	1,154
Number of unique lives	1,032
Demographics	77% Male; 23% Female
Number of smokers	52
Largest policy as % of total portfolio	0.6%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	2.9%

Distribution of Policies and Benefits by Current Age of Insured:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	100	16	$23,483,000	1.4%	1.1%	2.0
90	94	129	257,877,000	11.2%	12.6%	3.6
85	89	232	519,107,000	20.1%	25.3%	5.5
80	84	243	458,529,000	21.1%	22.4%	7.5
75	79	230	407,087,000	19.9%	19.9%	10.3
70	74	213	275,933,000	18.4%	13.5%	11.4
60	69	91	105,976,000	7.9%	5.2%	12.0
Total		1,154	$2,047,992,000	100.0%	100.0%	7.8

4.	Life Insurance Policy Origination

Life Insurance Portfolio Activity:

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Total policy benefits purchased	$107,478,000	$78,582,000	$440,569,000	$378,947,000
Total life insurance policies purchased	85	68	318	255
Average policy benefit purchased	$1,264,000	$1,156,000	$1,385,000	$1,486,000
Direct policy benefits purchased	$12,870,000	$6,340,000	$42,432,000	$50,218,000
Direct insurance policies purchased	12	11	51	51

•	Life insurance policy purchases were higher in both the fourth quarter of 2018 and full year 2018 reflecting more aggressive pricing and improved pipeline pull-through rates. All of the company’s policy acquisition channels were highly price competitive during the reported periods. While the company is continuing to work to maximize the value of its secondary life insurance business, it has made the strategic decision to begin reducing capital allocated to additional life insurance policies in the secondary market and to begin increasing capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in BEN.
•	Direct purchases of life insurance policies (not through a broker) were higher in the fourth quarter of 2018 and lower in the full-year period versus a year earlier and continue to remain at lower levels than we had anticipated.

5.	Longest Life Expectancy Methodology

The fair value of the portfolio of life insurance policies owned by GWGH is determined as the net present value of the life insurance portfolio’s future expected cash flows (net of policy benefits received and required premium payments). The net present value of the future expected cash flows incorporate life expectancy estimates and current discount rate assumptions. The life expectancy estimates used by GWGH for acquiring and valuing life insurance policies has in the past been typically based upon the average of two life expectancy reports received from independent third-party medical actuarial underwriting firms (Life Expectancy Providers). After the acquisition of a life insurance policy, GWGH has sought to update these life expectancy reports on a periodic basis.

During the fourth quarter of 2018, GWGH undertook a comprehensive study to determine a more accurate, transparent and cost-effective method of pricing, valuing, and modeling the performance of its portfolio of life insurance policies. GWGH’s goal was to incorporate life expectancy estimates from Life Expectancy Providers, the historical experience of the portfolio, the diversification and mortality factors of the portfolio, and relevant market-based observations and inputs.

GWGH has resolved to use the Longest Life Expectancy methodology going forward based upon using the longest life expectancy report received from the Life Expectancy Providers used for pricing at the time a life insurance policy is purchased (the Longest Life Expectancy). GWGH believes that its portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that, while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction.

GWGH believes that a Longest Life Expectancy methodology that incorporates the actual mortality experience of its portfolio and the use of third-party estimates is superior to its historical methodology. GWGH believes this methodology should minimize future fluctuations of valuation, decrease its reliance on Life Expectancy Providers for updated reports, and improve its ability to finance the portfolio and forecast future revenues and earnings.

The implementation of the Longest Life Expectancy methodology required GWGH to take a net non-cash charge to revenue of $87.1 million, reflecting a decrease in the fair value of its portfolio of life insurance at December 31, 2018. This non-cash charge represents approximately 10 percent of the fair market value of the portfolio prior to adjustment.

6.	Insurtech Initiatives

Since 2017, GWGH has been investing in the development of epigenetic technology through its wholly owned subsidiary Life Epigenetics Inc. GWGH believes it can serve as foundational technology for a new era of medical underwriting in life insurance. The strategic expansion with BEN included a leadership change that will lead to the further development of the insurtech businesses that are applying technology to the insurance industry with the potential to significantly disrupt the historical approach to assessing and selecting acceptable underwriting risks.

In order to continue developing these businesses, former Chief Executive Officer and Chairman Jon Sabes, will serve as the CEO of a new wholly owned subsidiary InsurTech Holdings, LLC, which will be the parent company of two direct subsidiaries, Life Epigenetics Inc. and YouSurance General Agency, LLC, that hold all insurtech assets. In addition, consistent with prior approval by the Board of Directors, GWGH anticipates funding a total of $20 million in capital to InsurTech Holdings over the next two years and plans a future separation of the wholly owned subsidiary to unlock shareholder value.

7.	Additional Information

Gain (Loss) on Life Insurance Policies:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Change in estimated probabilistic cash flows (1)	$19,961,000	23,208,000	75,444,000	63,241,000
Unrealized gain on acquisitions (2)	6,227,000	5,156,000	28,017,000	31,019,000
Premiums and other annual fees	(14,417,000)	(17,173,000)	(54,087,000)	(53,296,000)
Change in discount rates (3)	-	2,801,000	-	14,931,000
Change in life expectancy evaluation (4)	-	(6,283,000)	(4,890,000)	(20,257,000)
Change in life expectancy evaluation methodology (5)	(87,100,000)	-	(87,100,000)	-
Face value of matured policies	20,990,000	25,062,000	71,090,000	64,719,000
Fair value of matured policies	(12,696,000)	(15,774,000)	(42,579,000)	(38,243,000)
Gain (loss) on life insurance policies, net	$(67,035,000)	16,997,000	(14,105,000)	62,114,000

(1)	Change in fair value of expected future cash flows relating to our investment in life insurance policies that are not specifically attributable to changes in life expectancy, discount rate or policy maturity events.
(2)	Gain resulting from fair value in excess of the purchase price for life insurance policies acquired during the reporting period.
(3)	The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 8.25% as of December 31, 2018, compared to 10.45% as of December 31, 2017.
(4)	The change in fair value due to updating life expectancy estimates on certain life insurance policies in our portfolio.
(5)	The change in fair value due to the adoption of the Longest Life Expectancy methodology on life insurance policies in our portfolio, partially offset by the impact of a decrease in the discount rate.

Policy Benefits Recognized and Premiums Paid (TTM):

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/Premium Coverage Ratio
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%
September 30, 2018	1,961,598,000	75,161,000	55,365,000	135.8%
December 31, 2018	2,047,992,000	71,090,000	52,675,000	135.0%

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, Life Epigenetics and YouSurance, is a leading provider of liquidity to consumers owning life insurance policies, an owner of a portfolio of alternative assets, and the developer of epigenetic technology for the life insurance and related industries. GWG Life provides value to consumers owning illiquid life insurance products across America, delivering $593 million more for their policies since 2006 than the cash surrender value on those policies. GWG Life owns a life insurance policy portfolio of $2.05 billion in face value of policy benefits as of December 31, 2018. Life Epigenetics is working to commercialize epigenetic technology for the life insurance and related industries. YouSurance, a digital life insurance agency, is working to embed epigenetic testing into life insurance purchasing to provide consumers a value-added ecosystem that supports their health and wellness while reducing the cost of their insurance. GWGH also has a strategic investment in The Beneficient Company Group, L.P., a financial services company providing proprietary liquidity solutions to owners of alternative assets.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance. We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements that we make. More information about potential factors that could affect our business and financial results is contained in our filings with the Securities and Exchange Commission. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contact:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 746-1935

dcallahan@gwgh.com

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$114,587,084	$114,421,491
Restricted cash	10,849,126	28,349,685
Investment in life insurance policies, at fair value	747,922,465	650,527,353
Life insurance policy benefits receivable	16,460,687	16,658,761
Financing receivable from affiliate	184,768,874	-
Equity method investment	360,841,651	-
Other assets	45,437,164	8,898,884
TOTAL ASSETS	$1,480,867,051	$818,856,174

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$148,977,596	$212,238,192
L Bonds	651,402,663	447,393,568
Seller Trust L Bonds	366,891,940	-
Accounts payable	9,276,507	6,394,439
Interest and dividends payable	18,555,293	15,427,509
Other accrued expenses	4,705,170	3,730,723
TOTAL LIABILITIES	1,199,809,169	685,184,431

STOCKHOLDERS’ EQUITY

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 97,524 and 98,611; liquidation preference of $98,093,000 and $99,186,000 as of December 31, 2018 and December 31, 2017, respectively)	86,910,335	92,840,243
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 148,359 and 88,709; liquidation preference of $149,225,000 and $89,208,000 as of December 31, 2018 and December 31, 2017, respectively)	129,062,704	80,275,204
COMMON STOCK
(par value $0.001; shares authorized 210,000,000; shares issued and outstanding 33,018,161 as of December 31, 2018 and 5,813,555 as of December 31, 2017)	33,018	5,813
Additional paid-in capital	249,662,168	-
Accumulated deficit	(184,610,343)	(39,449,517)
TOTAL STOCKHOLDERS’ EQUITY	281,057,882	133,671,743

TOTAL LIABILITIES & EQUITY	$1,480,867,051	$818,856,174

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)
REVENUE
Gain (loss) on life insurance policies, net	$(67,034,580)	$16,996,965	$(14,104,572)	$62,114,403
Interest and other income	6,850,640	683,980	13,714,281	2,019,515
TOTAL REVENUE	(60,183,940)	17,680,945	(390,291)	64,133,918

EXPENSES
Interest expense	25,125,464	15,653,797	80,135,983	54,419,444
Employee compensation and benefits	4,879,843	4,173,294	17,406,982	14,869,749
Legal and professional fees	1,789,856	1,161,615	5,541,177	5,095,643
Other expenses	7,732,162	3,138,060	15,994,487	12,478,676
TOTAL EXPENSES	39,527,325	24,126,766	119,078,629	86,863,512

INCOME (LOSS) BEFORE INCOME TAXES	(99,711,265)	(6,445,821)	(119,468,920)	(22,729,594)
INCOME TAX EXPENSE (BENEFIT)	-	4,384,546	-	(2,097,371)

NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY METHOD INVESTMENT	(99,711,265)	(10,830,367)	(119,468,920)	(20,632,223)

Earnings from equity method investment	17,507	-	17,507	-

NET INCOME (LOSS)	(99,693,758)	(10,830,367)	(119,451,413)	(20,632,223)

Preferred stock dividends	4,306,218	5,255,318	16,662,731	12,702,341
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(103,999,976)	$(16,085,685)	$(136,114,144)	$(33,334,564)
NET INCOME (LOSS) PER SHARE
Basic	$(15.16)	$(2.77)	$(22.32)	$(5.72)
Diluted	$(15.16)	$(2.77)	$(22.32)	$(5.72)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	6,861,799	5,813,555	6,098,208	5,826,033
Diluted	6,861,799	5,813,555	6,098,208	5,826,033